UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 19, 2007

COMMAND CENTER, INC.
(Exact name of registrant as specified in its charter)

Washington	333-60326	91-2079472
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3773 West Fifth Avenue, Post Falls, Idaho	83854
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:	208-773-7450

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers.

On October 19, 2007, Tommy R. Hancock, Jr. submitted his resignation as a member of the Board of Directors. Mr. Hancock noted that he was resigning for personal reasons and indicated that he did not have any disagreements with management.

On October 23, 2007, Dwight Enget submitted his resignation as a member of the Board of Directors. Mr. Enget noted that he was resigning to accommodate the downsizing of the Board of Directors to five members. Mr. Enget indicated he did not have any disagreements with management.

On October 23, 2007, Kevin Semerad submitted his resignation as a member of the Board of Directors. Mr. Semerad noted that he was resigning to accommodate the downsizing of the Board of Directors to five members and the appointment of independent directors to the Board. Mr. Semerad indicated he did not have any disagreements with management.

As a result of the resignations of Mr. Hancock, Mr. Enget and Mr. Semerad, the Board of directors now consists of five members. Concurrently, in accordance with the Bylaws of the Company, the Board reduced the number of directors comprising the full Board to five directors. As a result, there are currently no vacancies on the Board.

The Board of Directors also approved a plan to identify three independent Board Members for future appointment to the Board. It is expected that one or more of the current affiliated Board Members will resign upon identification of the independent Board candidates and the vacancies thus created will be filled by such independent Board candidates. These actions are being taken as part of a Board restructuring that is intended to provide continuing strong corporate governance, to diversify the Board, and to add a measure of independence to Board actions. The Company is committed to principles of sound corporate governance.

Item 9.01. Financial Statements and Exhibits

Exhibit 17.1	Resignation Letter from Tommy R. Hancock
Exhibit 17.2	Resignation Letter from Dwight Enget
Exhibit 17.3	Resignation Letter from Kevin Semerad

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMAND CENTER, INC.	October 24, 2007

/s/ Brad E. Herr
Brad E. Herr, CFO and Secretary